Exhibit 99.1

Synergy Pharmaceuticals Raises $5.64 Million in Financing

Proceeds to be used for plecanatide development and to advance SP-333 into the clinic

New York, New York —November 15, 2011 - Synergy Pharmaceuticals, Inc. (OTCQB:SGYP), a developer of new drugs to treat gastrointestinal (GI) disorders and diseases, announced today that it has completed a financing in which it raised gross proceeds of approximately $5.648 million through the sale of 2,657,882 units, each unit consisting of one share of common stock and one common stock purchase warrant,  at a purchase price of $2.125 per unit.  The warrants are immediately exercisable at an exercise price of $2.75 per share and are exercisable for five years.  The proceeds from the financing will be used for working capital, to advance clinical development of plecanatide and to bring SP-333, Synergy’s second-generation GC-C receptor analog into the clinic.

SP-333 is a second-generation guanylate cyclase C (GC-C) agonist with the potential to treat gastro-intestinal diseases such as ulcerative colitis.  Synergy plans to file an Investigational New Drug (IND) application for SP-333 in the first half of 2012, and initiate a Phase I trial of SP-333 in healthy volunteers in 2012.  SP-333 will be the second drug from Synergy’s portfolio of GC-C agonists to enter the clinic.

“SP-333, to our knowledge, represents the most stable GC-C agonist ever developed,” stated Dr. Gary S. Jacob, President and Chief Executive Officer of Synergy Pharmaceuticals.  “The stability of SP-333 to proteolytic degradation in simulated intestinal fluid suggests it to be an ideal GC-C agonist for exploring this class of drugs to treat inflammatory bowel diseases such as ulcerative colitis.”

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended. Accordingly, these securities may not be offered or sold in the United States, except pursuant to the effectiveness of a registration statement or an applicable exemption from the registration requirements of the Securities Act. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities.

About SP-333

SP-333 is a synthetic analog of uroguanylin, a natriuretic hormone which is normally produced in the body’s intestinal tract.  Deficiency of this hormone is predicted to be one of the primary reasons for the formation of polyps that can lead to colon cancer, as well as debilitating and difficult-to-treat GI inflammatory disorders such as ulcerative colitis and Crohn’s disease.  Orally-administered SP-333 binds to and activates GC-C expressed on epithelial cells lining the GI mucosa, producing anti-inflammatory activity. In animal models, oral administration of SP-333 ameliorates GI inflammation by suppressing production of certain pro-inflammatory cytokines.

About Plecanatide

Plecanatide is a member of a new class of essentially non-systemic drugs, referred to as guanylate cyclase C (GC-C) agonists, that are currently in development to treat CIC and IBS-C, which includes a first-in-class drug being developed by Ironwood (Nasdaq: IRWD) and Forest Labs (NYSE: FRX). Plecanatide is a synthetic analog of uroguanylin, a natriuretic hormone that regulates ion and fluid transport in the GI tract. Orally-administered plecanatide binds to and activates GC-C receptors expressed on epithelial cells lining the GI mucosa, resulting in activation of the cystic fibrosis transmembrane conductance regulator (CFTR), and leading to augmented flow of chloride and water into the lumen of the gut. Activation of the GC-C receptor pathway is believed to facilitate bowel movement as well as producing other beneficial physiological responses including improvement in abdominal pain and inflammation. In animal models, oral administration of plecanatide promotes intestinal secretion and also ameliorates GI inflammation.

About Ulcerative Colitis

More than 500,000 Americans are afflicted with ulcerative colitis, a type of IBD that causes chronic inflammation of the colon.  Along with Crohn’s disease, the other major form of IBD, ulcerative colitis is painful and debilitating, and can lead to other serious and life-threatening complications such as increased incidence of colon cancer. There is currently no medical cure for ulcerative colitis.  A considerable medical need exists for the control and treatment of ulcerative colitis.

About Synergy Pharmaceuticals, Inc.

Synergy is a biopharmaceutical company focused on the development of new drugs to treat gastrointestinal disorders and diseases. Synergy’s proprietary drug candidate plecanatide is a synthetic analog of the human gastrointestinal hormone uroguanylin, and functions by activating the guanylate cyclase C receptor on epithelial cells of the GI tract. Synergy completed a Phase I study of plecanatide in healthy volunteers and a Phase IIa clinical trial in patients to treat chronic idiopathic constipation (CIC) patients. In October 2011, Synergy initiated dosing of patients in a major Phase II/III clinical trial of plecanatide in CIC patients. Plecanatide is also being developed to treat constipation-predominant irritable bowel syndrome, with the first trial in IBS-C patients planned for 2012. Synergy’s second GC-C agonist SP-333 is currently in pre-clinical development to treat inflammatory bowel diseases. More information is available at http://www.synergypharma.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Synergy’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation;

uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Synergy does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Synergy’s Form 10-K for the year ended December 31, 2010 and periodic reports filed with the Securities and Exchange Commission

Company Contact:

Gary S. Jacob, Ph.D.

President and CEO

Synergy Pharmaceuticals, Inc.

212-297-0020, gjacob@synergypharma.com

Investor and Media Contact:

Melody A. Carey

Rx Communications Group, LLC

917-322-2571

mcarey@rxir.com